Exhibit 99.1

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                                                    Level 3 Communications, Inc.
                                                        1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:
Media:            Josh Howell                        Investors:       Robin Grey
                  720/888-2517                                      720/888-2518




                         Level 3 Completes Amendment to
                         Senior Secured Credit Facility

         Improves Company's Ability to Pursue Acquisition Opportunities
                And Modifies Covenants For Additional Flexibility


BROOMFIELD, Colo., August 23, 2002 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has amended the terms of its existing Senior Secured Credit Facility.

The Credit Facility was originally signed in September 1999 and increased to $1.775 billion in March 2001. The Credit Facility previously consisted of $1.125 billion in term loans and a $650 million undrawn revolving credit facility. The Credit Facility contained certain financial covenants, including two revenue-based covenants.

Modifications to the Credit Facility, per the terms of the amendment, include the following:

o    Increased  ability  for  the  company  to  pursue   acquisitions  for  cash
     consideration;
o    Removal of the two revenue-based financial covenants; and
o Modification of an Adjusted EBITDA-based covenant in accordance with the company's current business plan.

In return for these modifications, the company has agreed to the following:
o Reduction of the $650 million undrawn revolving credit facility by $500 million to $150 million, with restrictions on availability;
o    Maintenance of a minimum cash balance, generally equal to $525 million; and
o    Increase of 0.5% per year to the cost of borrowing.
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"Our bank agreement  previously  contained certain  restrictions that might have inhibited our ability to capitalize fully on consolidation opportunities," said Sureel Choksi, CFO of Level 3. "While this amendment was not necessary, it provides Level 3 with additional operating and financial flexibility, while preserving our cash position and fully funded business plan. We are particularly pleased that we were able to achieve this outcome and that we have the support of our bank group in pursuing industry consolidation opportunities."

Financial Covenants The Minimum Telecom Revenue covenant and the Total Debt to Telecom Revenue covenant from the original credit facility were removed. Additionally, the remaining covenants are now calculated on a consolidated basis, excluding the company's toll road operations. Certain modifications were also made to the Total Leverage Ratio covenant (Total Debt to Adjusted EBITDA) in accordance with the company's current business plan. The covenant will now be tested on a twelve month trailing basis beginning on June 30, 2004, with a maximum allowable level of 11.5x, versus the original credit facility, which had a maximum allowable level of 6.0x beginning on December 31, 2004. Certain other covenants have also been modified.

Liquidity
As part of the amendment, the company agreed to reduce the amount of its undrawn revolving facility from $650 million to $150 million. Of the $150 million, $50 million is available immediately for letters of credit and the remaining $100 million becomes available at the end of one year, subject to the company satisfying certain financial criteria. As previously stated, the company is and remains fully funded through free cash flow breakeven, excluding the $650 million revolving facility.

The company has agreed to maintain minimum consolidated cash balances generally equal to $525 million throughout the life of the Credit Facility. The company had $1.55 billion in cash at the end of the second quarter; pro forma for the $500 million in junior convertible subordinated notes it sold in July 2002. No pay down of outstanding loan amounts was required under the amendment.

Other
Other changes made to the Credit Facility include, but are not limited to, increasing the amount of collateral pledged to the senior secured lenders, certain limitations on the company's ability to repurchase debt for cash and the ability to incur certain types of other indebtedness and liens.

The amended and restated credit facility will be filed with the SEC on a Current Report on Form 8-K.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.level3.com.

The company offers  information  services through its wholly-owned  subsidiaries
(i)Structure and Software Spectrum. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com.

Software Spectrum is a global business-to-business software services provider specializing in enterprise software management, licensing and support. Its web address is www.softwarespectrum.com.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.